Exhibit 99.1

Arcimoto Reports Second Quarter 2020 Financial Results and Provides Corporate Update

Strengthened balance sheet through a total of $16.5 million in registered direct offerings and the retiring of all convertible and senior secured notes during the first half of 2020.

Planning for the growth of Arcimoto’s production capability to 50,000 units per year within 24 months.

EUGENE, Ore., Aug. 19, 2020–Arcimoto, Inc.®, (NASDAQ: FUV) makers of the Fun Utility Vehicle® (FUV®), Rapid Responder™, and Deliverator™—affordable, practical, and joyful pure electric vehicles for everyday commuters and fleets—today announced financial results for the Company’s second quarter ended June 30, 2020, highlighting recent corporate developments and updates.

Management will host an investor webcast today, Aug. 19, at 2:00 p.m. PDT (5:00 p.m. EDT), to discuss Arcimoto's second quarter 2020 financial results, provide a corporate update, and conclude with Q&A from participants. Details of the webcast are as follows:

Second Quarter 2020 Investor Webcast

Date: Wednesday, August 19, 2020

Time: 2:00 p.m. PDT (5:00 p.m. EDT)

Webcast: https://us02web.zoom.us/webinar/register/WN_7QfroJb_TaehWfUp0p6z2A

Please log in 10 minutes before the start of the webcast to ensure timely participation.

A playback of the webcast will be available for replay for 60 days on the Investor Relations section of the Arcimoto website at www.arcimoto.com/investor.

Q2 2020 and Recent Company Highlights:

●	Began design evaluation with Munro & Associates to improve Arcimoto’s manufacturing processes and supply chain management with goal to drive down costs and begin high-volume production of ultra-efficient electric vehicles at rate of 50,000 vehicles per year within 24 months.

●	Launched first restaurant delivery pilot program for the Deliverator with Wahlburgers Key West.

●	In Q2, raised a total of $16.5 Million with two common stock only registered direct offerings and retired all convertible and senior secured notes. In July, raised an additional $10 Million with common stock only registered direct offering, and $1.6 Million from exercise of warrants.

●	Launched first Deliverator rental program in Los Angeles with HyreCar, targeting gig drivers for local food and grocery delivery.

●	Announced that Progressive Motorcycle Insurance is now available for Fun Utility Vehicle.

Management Commentary

“While 2020 continues to be a challenge to each of us in almost every way, the pandemic has clarified the relevance of Arcimoto’s mission, with our debut of the Deliverator for just in time home-delivery of food and supplies, the Rapid Responder for emergency response and security, and the renewed importance of personal local transportation with the Fun Utility Vehicle.

“Springing into summer, we executed three capital raises in quick succession that allowed us to retire all of our secured and convertible debt, and provided ample dry powder with which to forge ahead toward our next milestones.

“We have resumed production at low volume, and plan to resume deliveries this quarter. We rolled out more Deliverator pilot vehicles: two to HyreCar in Los Angeles to validate the product’s utility for gig delivery driving, and one to the newest Wahlburgers in Key West, to validate the platform for restaurant meal delivery.

“We remain fully committed to our customers on the road. Our newly expanded support department can now rapidly respond to early outstanding service items typical of new vehicles. We’ve also expanded the Arcimoto R&D facility, and we now have the capacity to create the full range of future Arcimoto platform products, options, and accessories.

“Throughout the quarter, we remained laser-focused on scaling to mass production. To that end, we began a collaboration with Munro and Associates in June to refine our plan for the growth of Arcimoto’s production capability to 50,000 units per year within 24 months. In the 10 weeks we have been working with Munro, the combined team has brainstormed 397 potential avenues for near term cost reduction and 213 potential avenues for long term cost reduction.

“We are mapping out the road ahead in detailed steps as we identify needed tooling, new materials and methods, and space and employment needs. Achieving mass production is the next step to truly deliver on our mission of changing transportation to a sustainable model around the world.”

Second Quarter of 2020 Financial Results

Total revenue in the second quarter of 2020 was $268,538 as compared to revenue of $8,514 for the same period in 2019. The increased revenue in the current year period was due to continued sale of FUV and Deliverator products to customers that began in late 2019 following the start of commercial production. However, revenue in the second quarter of 2020 was negatively impacted by the suspension of all vehicle production operations in response to the COVID-19 pandemic. Prior to the suspension, the Company had increased production capacity to two vehicles a day, up from the one per day initial production rate. To date, the Company has built more than 100 production vehicles, up from the 57 produced at December 31, 2019.

The Company incurred a net loss of approximately $3.7 Million or ($0.15) per share, in the second quarter of 2020 versus a net loss of approximately $3.9 Million or ($0.23) per share, for the same prior-year period. The loss is attributable to significantly higher cost of goods sold offset partially by the higher revenue and lower research and development expenses in the current-year period.

The Company had approximately $7.8 million in cash and cash equivalents as of June 30, 2020, compared to approximately $5.8 million in cash and cash equivalents as of December 31, 2019.

About Arcimoto

Arcimoto (NASDAQ: FUV) develops and manufactures ultra-efficient and affordable electric vehicles to help the world shift to a sustainable transportation system. Now available to preorder customers on the West Coast, the Arcimoto FUV is purpose-built for everyday driving, transforming ordinary trips into pure-electric joyrides. Available for preorder, the Deliverator and Rapid Responder provide last-mile delivery and emergency response functionality, respectively, at a fraction of the cost and environmental impact of traditional gas-powered vehicles. Every Arcimoto vehicle is built at the Arcimoto Manufacturing Plant in Eugene, Oregon. For more information, please visit Arcimoto.com.

Safe Harbor / Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Public Relations Contact:
Susan Donahue
Main: 646-454-9378
pr@arcimoto.com

Investor Relations Contact:
investor@arcimoto.com

Arcimoto Fleet Sales:
Sam Fittipaldi
sales@arcimoto.com